CERTIFICATE OF AMENDMENT OF

RESTATED CERTIFICATE OF INCORPORATION OF

P-COM, INC.

(Pursuant to Section 242 of the

Delaware General Corporation Law)

P-COM, INC. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, by its duly authorized officer, does hereby certify:

FIRST: That the Board of Directors of the Corporation duly adopted a resolution setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable and recommended for approval by the stockholders of the Corporation.

SECOND: That the amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

THIRD: That upon the effectiveness of this Certificate of Amendment, Article I of the Restated Certificate of Incorporation of the Corporation is hereby amended such that, as amended, said Article shall read in its entirety as follows:

The name of this Corporation is Wave Wireless Corporation.

FOURTH: That the foregoing amendment shall be effective on August 22, 2005 at 8:00 a.m. Eastern Time.

IN WITNESS WHEREOF, this Certificate of Amendment of Restated Certificate of Incorporation has been executed on this 12th day of August, 2005.

P-COM, INC. By:	/s/ Daniel W. Rumsey

Daniel W. Rumsey Secretary